Consent of Ernst & Young LLP, Independent Auditors

We consent to the references to our firm under the caption "Shareholder Reports" in the Prospectus/Proxy Statement and "Financial Information" in the Statement of Additional Information and to the inclusion in Registration Statement on Form N-14 and related Prospectus/Proxy Statement of the TIP Institutional Funds (Premier Core Equity Fund and Global Financial Services Fund) of those references and of our report dated November 2, 1998 on the TIP Target Select Equity Fund and Penn Capital Select Financial Services Fund of the TIP Funds.


/s/ Ernst & Young LLP
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Philadelphia, Pennsylvania
November 24, 1998